Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL REPORTS 2023 FOURTH-QUARTER
AND FULL-YEAR RESULTS;
DELIVERS 2023 FULL-YEAR REPORTED DILUTED EPS OF $ 5.02
AND ADJUSTED DILUTED EPS OF $ 6.01, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 11.0%;
PROVIDES 2024 EPS FORECAST

STAMFORD, CT, February 8, 2024 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2023 fourth-quarter and full-year results. Further explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated February 8, 2024, and at www.pmi.com/2023Q4earnings.
2023 FOURTH-QUARTER AND FULL-YEAR HIGHLIGHTS

	Fourth-Quarter				Full-Year
		Change vs. Q4 2022				Change vs. FY 2022
	Amount	Reported	Adjusted		Amount	Reported	Adjusted
Total Cig. & HTU Shipment Volume (units bn)	185.1	(0.5)%			738.2	1.0%
HTU Shipment Volume (units bn)	34.0	6.1%			125.3	14.7%
Oral Product Shipment Volume (mn cans) (1)	219.6	+100%	23.4%	(2)	799.3	+100%	16.8%	(2)
Net Revenues ($ bn)	$9.0	11.0%	8.3%	(3)	$35.2	10.7%	7.8%	(3)
Smoke-Free Product Net Revenues ($ bn)	$3.6	21.1%	13.6%	(3)	$12.8	26.0%	12.8%	(3)
- % of Total Net Revenues	39.3%	3.3pp			36.5%	4.4pp
Operating Income ($ bn)	$2.9	(1.2)%	8.0%	(3)	$11.6	(5.6)%	3.7%	(3)
Diluted Earnings per Share	$1.41	(8.4)%			$5.02	(13.6)%
Adjusted Diluted Earnings per Share	$1.36		12.2%	(4)	$6.01		11.0%	(4)
(1) Excludes snuff, snuff leaf and U.S. chew (2) On a pro forma basis (including Swedish Match in all periods) (3) On an organic basis (4) Excluding currency

Fourth-Quarter
•Smoke-free products accounted for 39.3% of total net revenues
•Adjusted in-market sales volume for HTUs, which excludes the net unfavorable impact of estimated distributor and wholesaler inventory movements, up by an estimated 13.9%
•Total IQOS users at quarter-end up by 1.2 million versus September 2023
•Market share for HTUs in IQOS markets up by 1.3 points to 9.7%
•ZYN nicotine pouch shipment volume in the U.S. of 116.3 million cans, representing growth of 78.2% versus fourth-quarter 2022 Swedish Match shipments of 65.3 million cans
•Combustible tobacco net revenue growth of 5.3% on both a reported and organic basis, driven by pricing of 9.9%
Full-Year
•Third consecutive year of volume growth driven by HTUs
•Adjusted in-market sales volume for HTUs, which excludes the net unfavorable impact of estimated distributor and wholesaler inventory movements, up by an estimated 14.8%
•Total IQOS users at year-end estimated at approximately 28.6 million (up by 3.7 million versus December 2022), of which approximately 20.8 million had switched to IQOS and stopped smoking
•Market share for HTUs in IQOS markets up by 1.2 points to 9.1%
•ZYN nicotine pouch shipment volume in the U.S. of 384.8 million cans, representing growth of 62.0% versus 2022 Swedish Match shipments of 237.5 million cans
•Increased regular quarterly dividend in September by 2.4% to $1.30 per share, or an annualized rate of $5.20 per share
•Combustible tobacco net revenue growth of 3.5%; growth of 5.5% on an organic basis, driven by pricing of 8.9%
•Organic growth in adjusted operating income driven by the performance of smoke-free products
"Our business delivered a strong finish to 2023 and we achieved a number of remarkable milestones on our path to becoming a smoke-free company," said Jacek Olczak, Chief Executive Officer.
"We are pleased that smoke-free products reached nearly 40% of our total net revenues and over 40% of our gross profit in the fourth quarter. This was led by the continued growth of IQOS, which has now surpassed Marlboro in terms of net revenues, confirming its position as the leading premium nicotine brand less than 10 years from launch. The fourth quarter also marked the first anniversary of our combination with Swedish Match, which delivered very strong results in 2023 driven by the stellar U.S. performance of ZYN."
"We are entering 2024 with strong momentum, and we expect it will be another year of excellent performance underpinned by an acceleration in organic smoke-free net revenue and profit growth."
2023 FULL-YEAR SUMMARY
Adjusted net revenues increased by 7.8% on an organic basis, driven by total cigarette and HTU shipment volume growth of 1.0% (reflecting growth of 14.7% for HTUs and a decline of 1.4% for cigarettes), favorable category mix of smoke-free products and positive pricing.

Adjusted operating income increased by 3.7% on an organic basis with a substantial acceleration in the second half of the year, as supply chain disruptions and ILUMA-related factors continued to dissipate, coupled with an accelerating contribution from smoke-free products.
Adjusted diluted EPS of $6.01 increased by 11.0%, excluding currency, driven primarily by the organic growth in adjusted operating income, as well as the results of the Swedish Match business and its strong performance led by ZYN in the U.S. The $0.20 unfavorable currency variance in the fourth quarter includes a $0.09 balance-sheet-related currency impact in Argentina. While the company’s affiliate in Argentina remains subject to highly inflationary accounting treatment, with the U.S. dollar treated as the functional currency, the impact reflects the depreciation of Argentine peso-denominated monetary net assets, which impacts earnings on a periodic basis when translated to U.S. dollars and are also subject to capital controls.

	Full-Year
	2023	2022	Currency	Var. excl. Currency
Reported Diluted EPS	$ 5.02	$ 5.81	$ (0.63)	(2.8)%
Asset impairment and exit costs	0.06	—
Termination of distribution arrangement in the Middle East	0.04	—
Income tax impact associated with Swedish Match AB financing	(0.11)	(0.13)
Swedish Match AB acquisition accounting related item	0.01	0.06
Impairment of goodwill and other intangibles	0.44	0.06
Amortization of intangibles	0.25	0.09
Charges related to the war in Ukraine	0.03	0.08
Costs associated with Swedish Match AB offer	—	0.06
South Korea indirect tax charge	0.11	—
Termination of agreement with Foundation for a Smoke-Free World	0.07	—
Fair value adjustment for equity security investments	(0.02)	(0.02)
Tax items (1)	0.11	(0.03)
Adjusted Diluted EPS	$ 6.01	$ 5.98	$ (0.63)	11.0%

(1) 2023 Tax items relate to the unilateral suspension of certain Russian double tax treaties by the Russian government

2024 FULL-YEAR FORECAST

	Full-Year
	2024 Forecast			2023	Growth

Reported Diluted EPS	$5.90	-	$6.02	$ 5.02

Adjustments:
Asset impairment and exit costs	—			0.06
Termination of distribution arrangement in the Middle East	—			0.04
Income tax impact associated with Swedish Match AB financing	—			(0.11)
Amortization of intangibles	0.42			0.25
Impairment of goodwill and other intangibles	—			0.44
Charges related to the war in Ukraine	—			0.03
Swedish Match AB acquisition accounting related item	—			0.01
Termination of agreement with Foundation for a Smoke-Free World	—			0.07
South Korea indirect tax charge	—			0.11
Fair value adj. for equity security investments	—			(0.02)
Tax items (1)	—			0.11
Total Adjustments	0.42			0.99

Adjusted Diluted EPS	$6.32	-	$6.44	$ 6.01
Less: Currency	(0.11)
Adjusted Diluted EPS, excluding currency	$6.43	-	$6.55	$ 6.01	7.0%	-	9.0%

(1) 2023 Tax items relate to the unilateral suspension of certain Russian double tax treaties by the Russian government
Reported diluted EPS is forecast to be in a range of $5.90 to $6.02, at prevailing exchange rates, versus reported diluted EPS of $5.02 in 2023. Excluding a total 2024 adjustment of $0.42 per share and an adverse currency impact of $0.11, at prevailing exchange rates, this forecast represents a projected increase of 7.0% to 9.0% versus adjusted diluted EPS of $6.01 in 2023, as outlined in the above table.
2024 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume decline for cigarettes and HTUs, excluding China and the U.S., of -2% to flat;
•Total cigarette, HTU and oral smoke-free product shipment volume growth for PMI of flat to +1% driven by smoke-free products;
•14% to 16% adjusted in-market sales volume growth for HTUs, including an approximate 2 billion units adverse impact from consumer adjustment to the EU characterizing flavor ban, and essentially no growth in Russia, resulting in HTU shipment volumes of more than 140 billion units;
•Nicotine pouch shipment volume in the U.S. of approximately 520 million cans;
•Net revenue growth of 6.5% to 8% on an organic basis;
•Organic operating income growth of 8% to 9.5%;
•An acceleration in organic smoke-free net revenue and gross profit growth compared to 2023;
•Broadly unchanged net revenue and adjusted operating loss in Wellness and Healthcare segment;
•No earnings impact from any potential favorable court ruling related to the legality of a supplemental tax surcharge on HTUs in Germany, which went into effect in 2022 (see PMI's first-quarter 2023 press release from April 20, 2023, for additional detail). The company currently expects to have greater visibility on the outcome in the first quarter of 2024;
•Full-year amortization of acquired intangibles of $0.42 per share, which includes an estimate of amortization of IQOS commercialization rights in the U.S. following the closing of the agreement to end our commercial relationship with Altria Group, Inc. covering IQOS in the U.S. effective May 1, 2024. We currently estimate that the incremental increase in amortization expense in 2024, as a result of this transaction, will be approximately $370 million on a pre-tax basis for the remaining 8 months of the year. For full year 2025 through 2028, we currently estimate an annual impact of approximately $555 million on a pre-tax basis;
•Net financing costs of approximately $1.3 to $1.4 billion;
•An effective tax rate, excluding discrete tax events, of approximately 21% to 22%;
•Operating cash flow of $10 to $11 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of approximately $1.2 billion, partly reflecting investments in ZYN capacity in the U.S.;
•Net debt to adjusted EBITDA ratio improvement of 0.3x to 0.5x at prevailing exchange rates as we continue to target a ratio of around 2x by the end of 2026;
•No share repurchases in 2024; and
•A strong start to 2024 with first quarter adjusted diluted EPS of $1.37 to $1.42, including an estimated adverse currency impact of 10 cents at prevailing exchange rates.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
New Segment Structure
Following the combination and the progress in 2023 toward integration of the Swedish Match business into the existing PMI regional segment structure, PMI will update its segment reporting by including Swedish Match results in the four existing geographical regions. As of the first quarter of 2024, PMI will report on this basis. The company plans to disclose select historical financial information for the 2021 to 2023 period reflecting the above mentioned change in the coming weeks.
Global Patent Settlement
On February 2, 2024 PMI announced that it has reached a global settlement with British American Tobacco p.l.c. that resolves all ongoing patent infringement litigation between the parties related to heated tobacco and vapor products. Please see the Form 8-K dated February 2, 2024 for additional detail.
Conference Call
A conference call hosted by Jacek Olczak, Chief Executive Officer, and Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on February 8, 2024. Access the call at www.pmi.com/2023Q4earnings.

TOTAL MARKET, CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE
Total Market Volume
Full-Year
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs of 2.6 trillion, decreased by 1.6%, reflecting declines in the SSEA, CIS & MEA Region, the Europe Region and the Americas Region, partly offset by an increase in the EA, AU & PMI DF Region, as described in the Regional sections.
Consolidated Shipment Volume

PMI Cigarettes and HTUs	Fourth-Quarter			Full-Year
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	151,094	154,026	(1.9)%	612,949	621,908	(1.4)%
Heated Tobacco Units	33,972	32,021	6.1%	125,263	109,169	14.7%
Total Cigarettes and HTUs	185,066	186,047	(0.5)%	738,212	731,077	1.0%

PMI Oral Products (1)	Fourth-Quarter			Full-Year
(million cans)	2023	2022	Change	2023	2022	Change
Nicotine Pouches	125.7	39.8	+100%	421.1	42.5	+100%
Snus	61.8	42.8	44.4%	240.4	54.8	+100%
Moist Snuff	31.2	16.0	95.5%	133.7	16.0	+100%
Other	0.8	—	—%	4.2	—	—%
Total Oral Products	219.6	98.6	+100%	799.3	113.2	+100%
(1) Excluding snuff, snuff leaf and U.S. chew
Note: Sum may not foot due to roundings.
Fourth-Quarter
PMI's total cigarette and HTU shipment volume decreased by 0.5%, reflecting an 6.1% increase in HTU shipments across all regions except EA, AU & PMI DF Region, partly offset by a 1.9% decline in cigarette shipments with declines in the EA, AU & PMI DF Region, the Americas Region, as well as the SSEA, CIS & MEA Region, and broadly stable cigarette shipments in the Europe Region. Cigarette shipment volume for Marlboro decreased by 0.8% to 60.2 billion units, due primarily to the Philippines.
PMI’s total oral product shipment volume increased by over 100%, driven by the Swedish Match acquisition. On a pro forma basis (including Swedish Match in all periods), it increased by 23.4%, primarily reflecting growth in nicotine pouches (particularly in the U.S.), partly offset by a decline for snus (mainly in Scandinavia). Swedish Match's total oral product shipment volume increased by 21.9% versus its corresponding shipments in 2022.
Adjusted in-market sales for HTUs increased by 13.9%, including growth in Europe of 13.1%, Japan of 13.4%. Excluding Russia and Ukraine, adjusted in-market sales for HTUs increased by 15.0%. The net unfavorable impact of estimated distributor inventory movements for HTUs was driven primarily by Japan.
Full-Year
PMI's total cigarette and HTU shipment volume increased by 1.0%, reflecting an 14.7% increase in HTU shipments across all regions, partly offset by a 1.4% decline in cigarette shipments due to declines in the Europe, EA, AU & PMI DF, and Americas Regions, partly offset by the SSEA, CIS & MEA Region. Cigarette shipment volume for Marlboro decreased by 1.9% to 240.0 billion units, due primarily to the Philippines.

PMI’s total oral product shipment volume increased by over 100%, driven by the Swedish Match acquisition. On a pro forma basis (including Swedish Match in all periods), it increased by 16.8%, primarily reflecting the same factors as in the quarter. Swedish Match's total oral product shipment volume increased by 17.1% versus its corresponding shipments in 2022.
Adjusted in-market sales for HTUs increased by 14.8% (in line with full-year HTUs shipment volume growth of 14.7%), including growth in Europe of 17.6% and Japan of 14.5%. Excluding Russia and Ukraine, adjusted in market sales for HTUs increased by 17.1%.
International Share of Market - Cigarettes and HTUs

	Fourth-Quarter			Full Year
	2023	2022	Change (pp)	2023	2022	Change (pp)

Total International Market Share (1)	28.6%	28.1%	0.5	28.3%	27.7%	0.6
Cigarettes	23.7%	23.7%	—	23.7%	23.6%	0.1
HTU	4.9%	4.3%	0.6	4.7%	4.1%	0.6

Cigarette over Cigarette Market Share (2)	25.3%	25.2%	0.1	25.2%	25.0%	0.2
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to roundings.

CONSOLIDATED FINANCIAL SUMMARY
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2023	2022	Total		Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,047	$ 8,152	11.0%		8.3%	895	(78)	299	631	50	(7)

Cost of Sales (1)	(3,462)	(3,211)	(7.8)%		(3.8)%	(251)	(39)	(90)	—	(103)	(19)
Marketing, Administration and Research Costs (2)	(2,696)	(2,017)	(33.7)%		(19.0)%	(679)	(184)	(112)	—	—	(383)
Operating Income	$ 2,889	$ 2,924	(1.2)%		5.8%	(35)	(301)	97	631	(53)	(409)
Amortization of Intangibles	(129)	(58)	-(100)%		(51.7)%	(71)	—	(41)	—	—	(30)
Charges related to the war in Ukraine	(34)	(23)	(47.8)%		(47.8)%	(11)	—	—	—	—	(11)
Costs associated with Swedish Match AB offer	—	154	-(100)%		-(100)%	(154)	—	—	—	—	(154)
Swedish Match AB acquisition accounting related items	—	(125)	+100%		+100%	125	—	—	—	—	125
Adjusted Operating Income	$ 3,052	$ 2,976	2.6%		8.0%	76	(301)	138	631	(53)	(339)

Adjusted Operating Income Margin	33.7%	36.5%	(2.8)pp	(0.1)	pp
(1) Includes $18 million in 2023 and $157 million in 2022 related to the special items below.
(2) Includes $145 million in 2023 and $(105) million in 2022 related to the special items below.

Net revenues increased by 8.3% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing; and favorable volume/mix, mainly driven by higher HTU volume, partially offset by lower cigarette volume.
Adjusted operating income increased by 8.0% on an organic basis, mainly reflecting: the favorable pricing variance; partially offset by higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages) as well as higher manufacturing costs. Slightly unfavorable volume/mix, mainly driven by lower cigarette volume, was partly offset by higher HTU volume.

Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 35,174	$ 31,762	10.7%	7.6%	3,412	(1,112)	2,113	1,940	664	(193)
Termination of distribution arrangement in the Middle East	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Adjusted Net Revenues	$ 35,254	$ 31,762	11.0%	7.8%	3,492	(1,112)	2,113	1,940	664	(113)

Net Revenues	$ 35,174	$ 31,762	10.7%	7.6%	3,412	(1,112)	2,113	1,940	664	(193)

Cost of Sales (1)	(12,893)	(11,402)	(13.1)%	(8.4)%	(1,491)	167	(695)	—	(755)	(208)
Marketing, Administration and Research Costs (2)	(10,060)	(8,114)	(24.0)%	(13.5)%	(1,946)	(128)	(724)	—	—	(1,094)
Impairment of Goodwill	(665)	—	—%	—%	(665)	—	—	—	—	(665)

Operating Income	$ 11,556	$ 12,246	(5.6)%	(2.5)%	(690)	(1,073)	694	1,940	(91)	(2,160)
Asset Impairment & Exit Costs	(109)	—	—%	—%	(109)	—	—	—	—	(109)
Termination of distribution arrangement in the Middle East (3)	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Impairment of Goodwill and Other Intangibles (4)	(680)	(112)	-(100)%	-(100)%	(568)	—	—	—	—	(568)
Amortization of Intangibles	(497)	(159)	-(100)%	(14.5)%	(338)	—	(315)	—	—	(23)
Charges related to the war in Ukraine	(53)	(151)	64.9%	64.9%	98	—	—	—	—	98
Costs associated with Swedish Match AB offer	—	(115)	+100%	+100%	115	—	—	—	—	115
Swedish Match AB acquisition accounting related items	(18)	(125)	85.6%	+100%	107	—	(18)	—	—	125
South Korea Indirect Tax Charge	(204)	—	—%	—%	(204)	—	—	—	—	(204)
Termination of agreement with Foundation for a Smoke-Free World	(140)	—	—%	—%	(140)	—	—	—	—	(140)
Adjusted Operating Income	$ 13,337	$ 12,908	3.3%	3.7%	429	(1,073)	1,027	1,940	(91)	(1,374)

Adjusted Operating Income Margin	37.8%	40.6%	(2.8)pp	(1.5)pp
(1) Includes $90 million in 2023 and $356 million in 2022 related to the special items below.
(2) Includes $946 million in 2023 and $306 million in 2022 related to the special items below.
(3) Included in Net Revenues above.
(4) Includes $665 million impairment of goodwill.

Adjusted net revenues increased by 7.8% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing, and favorable volume/mix, mainly driven by higher HTU volume, partially offset by lower cigarette volume and lower fees for certain distribution rights billed to customers in certain markets.
Cost of sales, excluding currency and acquisitions, increased by 8.4%, driven by higher manufacturing costs (primarily due to inflationary impacts, notably related to direct materials, tobacco leaf and energy, partly offset by productivity) and unfavorable volume/mix, mainly reflecting unfavorable category mix (notably due to lower cigarette volume and higher HTU volume), as well as the technical impact of third-party manufacturing in Indonesia. This increase was partially offset by the Swedish Match AB acquisition accounting related item in 2022, the impairment charge of other intangible assets in 2022 and lower charges related to the War in Ukraine.
Adjusted operating income increased by 3.7% on an organic basis, mainly reflecting: the favorable pricing variance; partly offset by higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages, and lower commercial investments in the prior year period); higher manufacturing costs (as explained for cost of sales); and the impact of lower fees for certain distribution rights, as noted for net revenues.
EUROPE REGION
Total Market, PMI Shipment & Market Share Commentaries

Europe Key Data	Fourth-Quarter			Full-Year
			Change			Change
	2023	2022	% / pp	2023	2022	% / pp
PMI Shipment Volume (million units)
Cigarettes	39,330	39,339	—%	165,593	170,658	(3.0)%
Heated Tobacco Units	14,310	12,921	10.7%	49,269	45,417	8.5%
Total Europe	53,640	52,260	2.6%	214,862	216,075	(0.6)%

PMI Market Share
Cigarettes	30.3%	30.6%	(0.3)	30.3%	31.1%	(0.8)
Heated Tobacco Units	10.0%	8.9%	1.1	9.1%	7.8%	1.3
Total Europe	40.3%	39.5%	0.8	39.4%	39.0%	0.4
Note: Sum may not foot due to roundings.
Fourth-Quarter
The estimated total market for cigarettes and HTUs in the Region decreased by 0.9% to 130.8 billion units, reflecting a 2.6% decline for cigarettes, partly offset by a 13.2% increase for HTUs. The decrease in the estimated total market was predominantly due to the UK (down by 16.7%), the Czech Republic (down by 14.7%) and France (down by 7.3%), partly offset by Italy (up by 2.5%).
PMI's total cigarette and HTU shipment volume in the Region increased by 2.6% to 53.6 billion units, mainly due to Poland (up by 10.6%), Italy (up by 4.0%) and Ukraine (up by 14.9%), partly offset by France (down by 13.7%; or by 8.3% excluding the net unfavorable impact of estimated distributor inventory movements) and Germany (down by 6.2%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 13.1% in the quarter, reflecting the strong continued growth momentum for IQOS (including in Germany, where adjusted in-market sales volume for HTUs increased by 19.5%).

PMI's HTU share of the total cigarette and HTU market in the Region increased by 1.1 points, or by 1.2 points on an adjusted basis.

Full-Year
The estimated total market for cigarettes and HTUs in the Region decreased by 1.3% to 542.3 billion units, reflecting a 3.0% decline for cigarettes, partly offset by a 15.6% increase for HTUs. The decrease in the estimated total market was predominantly due to the UK (down by 15.4%), France (down by 8.2%), Germany (down by 1.8%) and Spain (down by 2.4%), partly offset by Poland (up by 1.8%).
PMI's total cigarette and HTU shipment volume in the Region decreased by 0.6% to 214.9 billion units, mainly due to Germany (down by 6.0%), Italy (down by 2.8%; or up by 0.4% excluding the net unfavorable impact of estimated distributor inventory movements) and France (down by 7.3%), partly offset by Poland (up by 9.4%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 17.6%, including growth in Germany and Italy of 29.7% and 16.6%, respectively.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 1.3 points, or by 1.5 points on an adjusted basis.
Financial Summary
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,614	$ 3,064	18.0%	9.6%	550	255	—	187	108	—

Operating Income	$ 1,566	$ 1,355	15.6%	6.6%	211	122	—	187	146	(244)
Adjustments (1)	(44)	38	-(100)%	-(100)%	(82)	—	—	—	—	(82)
Adjusted Operating Income	$ 1,610	$ 1,317	22.2%	13.0%	293	122	—	187	146	(162)

Adjusted Operating Income Margin	44.5%	43.0%	1.5pp	1.3pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
Net revenues increased by 9.6% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by higher HTU volume and favorable mix, partly offset by lower cigarette volume, as well as unfavorable cigarette mix.
Adjusted operating income increased by 13.0% on an organic basis, primarily reflecting: the favorable pricing variance; favorable volume/mix, mainly reflecting higher HTU volume, partly offset by lower cigarette volume, as well as unfavorable cigarette mix; partly offset by higher marketing, administration and research costs (primarily due to inflationary impacts) as well as higher manufacturing costs.

Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 13,598	$ 12,869	5.7%	3.7%	729	249	—	540	(60)	—

Operating Income	$ 6,012	$ 5,802	3.6%	0.4%	210	186	—	540	(79)	(437)
Adjustments (1)	(202)	(242)	16.5%	16.5%	40	—	—	—	—	40
Adjusted Operating Income	$ 6,214	$ 6,044	2.8%	(0.3)%	170	186	—	540	(79)	(477)

Adjusted Operating Income Margin	45.7%	47.0%	(1.3)pp	(1.8)pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
Net revenues increased by 3.7% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; partially offset by unfavorable volume/mix, mainly due to lower cigarette volume, as well as unfavorable cigarette mix, partly offset by higher HTU volume.
Adjusted operating income decreased by 0.3% on an organic basis, primarily reflecting: higher marketing, administration and research costs (mainly due to inflationary impacts and lower commercial investments in the prior year period); higher manufacturing costs (primarily due to inflationary impacts); and unfavorable volume/mix, mainly due to the same factors as for net revenues; partly offset by the favorable pricing variance.
SSEA, CIS & MEA REGION
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	83,009	83,920	(1.1)%	333,353	331,026	0.7%
Heated Tobacco Units	7,502	6,122	22.5%	24,890	22,607	10.1%
Total SSEA, CIS & MEA	90,511	90,042	0.5%	358,243	353,633	1.3%
Fourth-Quarter
The estimated total market for cigarettes and HTUs in the Region decreased by approximately 1% to 389.2 billion units, due to a decline for cigarettes. The decrease in the estimated total market was mainly due to Egypt (down by 21.8%) and Pakistan (down by 25.1%), partly offset by Turkey (up by 13.3%).
PMI's total cigarette and HTU shipment volume in the Region increased by 0.5% to 90.5 billion units, mainly driven by Turkey (up by 19.0%), partly offset by the Philippines (down by 25.5%). PMI's estimated HTU adjusted in-market sales volume increased by 13.0%, with 22.5% HTU shipment volume growth, primarily due to comparison effects, notably in Russia.

Full-Year
The estimated total market for cigarettes and HTUs in the Region decreased by approximately 2% to 1,528.6 billion units, due to a decline for cigarettes. The decrease in the estimated total market was predominantly due to Egypt (down by 20.9%) and Pakistan (down by 35.1%), partly offset by Turkey (up by 16.9%).
Our Regional market share increased by 0.8 points to 23.4%.
PMI's total cigarette and HTU shipment volume in the Region increased by 1.3% to 358.2 billion units, mainly driven by Turkey (up by 23.0%), partly offset by the Philippines (down by 26.2%). PMI's estimated HTU adjusted in-market sales volume increased by 8.2% including limited growth in Russia.
Financial Summary
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,707	$ 2,686	0.8%	13.0%	21	(327)	—	257	97	(6)

Operating Income	$ 676	$ 855	(20.9)%	3.0%	(179)	(205)	—	257	(49)	(182)
Adjustments (1)	(5)	38	-(100)%	-(100)%	(43)	—	—	—	—	(43)
Adjusted Operating Income	$ 681	$ 817	(16.6)%	8.4%	(136)	(205)	—	257	(49)	(139)

Adjusted Operating Income Margin	25.2%	30.4%	(5.2)pp	(1.2)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
Net revenues increased by 13.0% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher HTU volume and favorable cigarette mix, partly offset by lower cigarette volume.
Adjusted operating income increased by 8.4% on an organic basis, primarily reflecting: the favorable pricing variance, partly offset by higher marketing, administration and research costs; higher manufacturing costs (primarily due to inflationary impacts); and unfavorable volume/mix, mainly due to an unfavorable cigarette volume impact.

Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 10,629	$ 10,467	1.5%	11.7%	162	(1,060)	—	1,008	400	(186)
Adjustment (1)	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Adjusted Net Revenues	$ 10,709	$ 10,467	2.3%	12.4%	242	(1,060)	—	1,008	400	(106)

Net Revenues	$ 10,629	$ 10,467	1.5%	11.7%	162	(1,060)	—	1,008	400	(186)

Operating Income	$ 3,047	$ 3,864	(21.1)%	(4.2)%	(817)	(653)	—	1,008	(237)	(935)
Adjustments (2)	(178)	(56)	-(100)%	-(100)%	(122)	—	—	—	—	(122)
Adjusted Operating Income	$ 3,225	$ 3,920	(17.7)%	(1.1)%	(695)	(653)	—	1,008	(237)	(813)

Adjusted Operating Income Margin	30.1%	37.5%	(7.4)pp	(4.5)pp

(1) Termination of distribution arrangement in the Middle East
(2) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
Adjusted net revenues increased by 12.4% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing, with HTU pricing also higher; favorable volume/mix, primarily driven by favorable cigarette mix, as well as higher volume for HTUs, partly offset by an unfavorable cigarette volume impact; and partially offset by lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other."
Adjusted operating income decreased by 1.1% on an organic basis, primarily reflecting: higher marketing, administration and research costs; higher manufacturing costs (primarily due to inflationary impacts); unfavorable volume/mix, mainly due to an unfavorable cigarette volume impact and unfavorable cigarette mix, partly offset by higher HTU volume; and the impact of lower fees for certain distribution rights, as noted for net revenues; partially offset by the favorable pricing variance.
EA, AU AND PMI DF REGION
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	11,287	12,335	(8.5)%	50,689	54,251	(6.6)%
Heated Tobacco Units	11,958	12,785	(6.5)%	50,519	40,613	24.4%
Total EA, AU & PMI DF	23,245	25,120	(7.5)%	101,208	94,864	6.7%

Fourth-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding China, decreased by around 1% to 80.7 billion units, with growth for HTUs more than offset by a decline for cigarettes. The decrease in the estimated total market was driven by Taiwan (down by 18.1%), partly offset by International Duty Free (up by 26.3%).
PMI's total cigarette and HTU shipment volume in the Region decreased by 7.5% to 23.2 billion units, driven by Japan (down by 13.3%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 15.4% in the quarter, including growth in Japan of 13.4%, primarily due to comparison effects.
Full-Year
The estimated total market for cigarettes and HTUs in the Region, excluding China, increased by 1% to 319.8 billion units, reflecting growth for HTUs, partly offset by a decline for cigarettes. The increase in the estimated total market was mainly driven by International Duty Free (up by 35.7%), partly offset by Taiwan (down by 7.4%) and Australia (down by 19.4%).
Our Regional market share increased by 1.3 points to 30.0%.
PMI's total cigarette and HTU shipment volume in the Region increased by 6.7% to 101.2 billion units, mainly     driven by Japan (up by 9.7%) and International Duty Free (up by 14.5%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 15.8%, including growth in Japan of 14.5%.
Financial Summary
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,430	$ 1,478	(3.2)%	(0.1)%	(48)	(46)	—	133	(135)	—

Operating Income	$ 561	$ 678	(17.3)%	(5.2)%	(117)	(82)	—	133	(133)	(35)
Adjustments (1)	—	31	-(100)%	-(100)%	(31)	—	—	—	—	(31)
Adjusted Operating Income	$ 561	$ 647	(13.3)%	(0.6)%	(86)	(82)	—	133	(133)	(4)

Adjusted Operating Income Margin	39.2%	43.8%	(4.6)pp	(0.2)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
Net revenues decreased by 0.1% on an organic basis, reflecting: unfavorable volume/mix, mainly driven by lower cigarette and HTU volume; largely offset by favorable pricing variance, driven by higher combustible tobacco pricing.

Adjusted operating income decreased by 0.6% on an organic basis driven by the same factors as for net revenues.
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 6,201	$ 5,936	4.5%	11.2%	265	(400)	—	206	459	—

Operating Income	$ 2,481	$ 2,424	2.4%	18.6%	57	(395)	—	206	326	(80)
Adjustments (1)	(254)	(28)	-(100)%	-(100)%	(226)	—	—	—	—	(226)
Adjusted Operating Income	$ 2,735	$ 2,452	11.5%	27.7%	283	(395)	—	206	326	146

Adjusted Operating Income Margin	44.1%	41.3%	2.8pp	6.1pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
Net revenues increased by 11.2% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume and unfavorable smoke-free product mix (for HTUs and devices); and a favorable pricing variance, driven by higher combustible tobacco and device pricing, partly offset by lower HTU (net) pricing (primarily related to Japan).
Adjusted operating income increased by 27.7% on an organic basis, mainly reflecting favorable volume/mix, primarily driven by higher HTU volume, partly offset by lower cigarette volume and unfavorable HTU mix; the favorable pricing variance; and lower supply chain costs (primarily related to Japan).
AMERICAS REGION
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	17,468	18,432	(5.2)%	63,314	65,973	(4.0)%
Heated Tobacco Units	202	193	4.7%	585	532	10.0%
Total Americas	17,670	18,625	(5.1)%	63,899	66,505	(3.9)%

Fourth-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by around 2% to 49.9 billion units, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Mexico (down by 8.7%), Argentina (down by 8.1%) and Canada (down by 11.2%), partly offset by Brazil (up by 11.7%).
PMI's total cigarette and HTU shipment volume in the Region decreased by 5.1% to 17.7 billion units, mainly due to Mexico (down by 11.6%) and Argentina (down by 10.7%), partly offset by Brazil (up by 13.3%).
Full-Year
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by around 1% to 189.2 billion units, driven by a decline for cigarettes. The decrease in the estimated total market was mainly due to Mexico (down by 6.8%), Canada (down by 12.6%) and Argentina (down by 5.0%), partly offset by Brazil (up by 10.1%).
Our Regional market share, excluding the U.S., decreased by 1.1 points to 33.7%.
PMI's total cigarette and HTU shipment volume in the Region decreased by 3.9% to 63.9 billion units, mainly due to Mexico (down by 9.8%) and Argentina (down by 7.9%), partly offset by Brazil (up by 12.8%).
Financial Summary
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 545	$ 536	1.7%	(4.9)%	9	35	—	34	(62)	2

Operating Income	$ (79)	$ 100	-(100)%	(56.0)%	(179)	(123)	—	34	(55)	(35)
Adjustments (1)	(1)	5	-(100)%	-(100)%	(6)	—	—	—	—	(6)
Adjusted Operating Income	$ (78)	$ 95	-(100)%	(52.6)%	(173)	(123)	—	34	(55)	(29)

Adjusted Operating Income Margin	(14.3)%	17.7%	(32.0)pp	(8.9)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.

Net revenues decreased by 4.9% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable cigarette mix; partly offset by a favorable pricing variance, driven by higher combustible tobacco pricing.
Adjusted operating income decreased by 52.6% on an organic basis, mainly reflecting: unfavorable volume/mix, mainly due to the same factors as for net revenues; higher marketing and administration costs (including incremental investments in the U.S. in preparation for smoke-free product commercialization); and higher manufacturing costs; partly offset by the favorable pricing variance.

Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,944	$ 1,903	2.2%	(2.9)%	41	96	—	128	(177)	(6)

Operating Income	$ 62	$ 436	(85.8)%	(40.6)%	(374)	(197)	—	128	(139)	(166)
Adjustments (1)	(19)	(14)	(35.7)%	(35.7)%	(5)	—	—	—	—	(5)
Adjusted Operating Income	$ 81	$ 450	(82.0)%	(38.2)%	(369)	(197)	—	128	(139)	(161)

Adjusted Operating Income Margin	4.2%	23.6%	(19.4)pp	(8.6)pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
Net revenues decreased by 2.9% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable cigarette mix; partly offset by a favorable pricing variance, driven by higher combustible tobacco pricing.
Adjusted operating income decreased by 38.2% on an organic basis, mainly reflecting: higher marketing, administration and research costs (notably reflecting the same factors as in the quarter); unfavorable volume/mix, mainly due to the same factors as for net revenues; partly offset by the favorable pricing variance.
SWEDISH MATCH
PMI Shipment Commentary

Swedish Match Oral Product Shipment Volume (1)	Fourth-Quarter			Full-Year
(million cans)	2023	2022	Change	2023	2022	Change
Nicotine Pouches
U.S.	116.3	34.5	+100%	384.8	34.5	+100%
Scandinavia	7.1	3.7	90.9%	28.7	3.7	+100%
Other	1.0	1.2	(15.1)%	4.6	1.2	+100%
Total Nicotine Pouches	124.4	39.4	+100%	418.2	39.4	+100%

Snus
Scandinavia	55.5	39.3	41.4%	218.2	39.3	+100%
Other	1.6	1.1	41.4%	6.8	1.1	+100%
Total Snus	57.1	40.4	41.4%	224.9	40.4	+100%

Moist Snuff	31.2	16.0	95.5%	133.7	16.0	+100%

Other	0.8	—	—%	4.2	—	—%

Total Oral Products	213.6	95.8	+100%	781.0	95.8	+100%
(1) Excluding U.S. chew

Volume comparisons versus Swedish Match's 2022 results reflect data sourced from its disclosures, available at www.swedishmatch.com/investors.
Fourth-Quarter
Swedish Match's total shipment volume for oral products increased by 21.9% versus its corresponding shipments of 175.2 million cans in the fourth quarter of 2022.
Nicotine pouch shipment volume increased by 68.6% compared to Swedish Match's fourth-quarter 2022 shipment volume of 73.8 million cans, mainly driven by 78.2% growth for ZYN in the U.S. -- an outstanding performance that reflected continued broad strength across the country. In Scandinavia, shipment volume for nicotine pouches grew by 3.0%.
Shipment volume for snus declined by 17.6% compared to Swedish Match's fourth-quarter 2022 shipment volume of 69.3 million cans. The decrease was primarily due to Scandinavia, mainly reflecting the comparison versus a strong total market in the prior year period.
Full-Year
Swedish Match's total shipment volume for oral products increased by 17.1% versus its corresponding shipments of 667.1 million cans in 2022.
Nicotine pouch shipment volume increased by 55.3% compared to Swedish Match's 2022 shipment volume of 269.2 million cans, reflecting 62.0% growth for ZYN in the U.S. In Scandinavia, shipment volume for nicotine pouches grew by 6.1%.
Shipment volume for snus declined by 13.8% compared to Swedish Match's 2022 shipment volume of 261.0 million cans.
Swedish Match's performance in the period primarily reflected the same factors as in the quarter, coupled with the impact of excise tax and price increases on snus in Scandinavia in the first quarter (including related inventory movements).

Swedish Match Combustible Product Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2023	2022	Change	2023	2022	Change
Cigars	337.1	259.6	29.9%	1,578.6	259.6	+100%
Fourth-Quarter
Cigar shipment volume declined by 26.4% compared to Swedish Match's fourth-quarter 2022 cigar shipment volume of 458.3 million units, primarily due to the impact of industry pricing effects.
Full-Year
Cigar shipment volume declined by 12.2% compared to Swedish Match's 2022 cigar shipment volume of 1,798.0 million units, mainly due to the same factor as in the quarter.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022 (2)	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 682	$ 316	+100%	21.2%	366	—	299	25	42	—

Operating Income / (Loss)	$ 227	$ (22)	+100%	+100%	249	(8)	97	25	38	97
Adjustments (1)	(98)	(151)	35.1%	62.3%	53	—	(41)	—	—	94
Adjusted Operating Income	$ 325	$ 129	+100%	51.2%	196	(8)	138	25	38	3

Adjusted Operating Income Margin	47.7%	40.8%	6.9pp	10.1pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
(2) Swedish Match's results beginning on November 11, 2022, when PMI became the owner of a majority position in the company, through December 31, 2022
PMI recorded net revenues of $682 million in the Swedish Match segment for the fourth-quarter. Compared to Swedish Match's full fourth-quarter 2022 results, net revenues increased by 25.7%, excluding currency. This was mainly driven by the strong growth of smoke-free products, led by nicotine pouch volume growth in the U.S.
PMI recorded adjusted operating income of $325 million in the segment, reflecting an adjusted operating income margin of 47.7%.
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022 (2)	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,496	$ 316	+100%	21.2%	2,180	—	2,113	25	42	—

Operating Income	$ 824	$ (22)	+100%	+100%	846	(8)	694	25	38	97
Adjustments (1)	(390)	(151)	-(100)%	62.3%	(239)	—	(333)	—	—	94
Adjusted Operating Income	$ 1,214	$ 129	+100%	51.2%	1,085	(8)	1,027	25	38	3

Adjusted Operating Income Margin	48.6%	40.8%	7.8pp	10.1pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
(2) Swedish Match's results beginning on November 11, 2022, when PMI became the owner of a majority position in the company, through December 31, 2022
PMI recorded net revenues of $2.5 billion in the Swedish Match segment for the full-year period, with smoke-free products accounting for over 80% of the segment's total net revenues. Compared to Swedish Match's full 2022 results for the same period, net revenues increased by 20.1%, excluding currency. This was mainly driven by the strong growth of smoke-free products, led by nicotine pouch volume growth in the U.S., as well as higher pricing for cigars.
PMI recorded adjusted operating income of $1,214 million in the segment, reflecting an adjusted operating income margin of 48.6%.

WELLNESS AND HEALTHCARE
The operating results of PMI’s Vectura Fertin Pharma business are reported in the Wellness and Healthcare segment.
Financial Summary
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 69	$ 72	(4.2)%	(11.1)%	(3)	5	—	(5)	—	(3)

Operating Income / (Loss)	$ (62)	$ (42)	(47.6)%	(35.7)%	(20)	(5)	—	(5)	—	(10)
Adjustments (1)	(15)	(13)	(15.4)%	(15.4)%	(2)	—	—	—	—	(2)
Adjusted Operating Income / (Loss)	$ (47)	$ (29)	(62.1)%	(44.8)%	(18)	(5)	—	(5)	—	(8)

Adjusted Operating Income / (Loss) Margin	(68.1)%	(40.3)%	(27.8)pp	(25.3)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.

Net revenues decreased by 11.1% on an organic basis. The adjusted operating loss of $47 million was primarily due to commercial investments and higher administration costs.
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 306	$ 271	12.9%	11.8%	35	3	—	33	—	(1)

Operating Income / (Loss)	$ (870)	$ (258)	-(100)%	-(100)%	(612)	(6)	—	33	—	(639)
Adjustments (1)	(738)	(171)	-(100)%	-(100)%	(567)	—	—	—	—	(567)
Adjusted Operating Income / (Loss)	$ (132)	$ (87)	(51.7)%	(44.8)%	(45)	(6)	—	33	—	(72)

Adjusted Operating Income / (Loss) Margin	(43.1)%	(32.1)%	(11.0)pp	(9.5)pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated February 8, 2024, for additional detail.
Net revenues increased by 11.8% on an organic basis, notably reflecting the higher net revenues for smoking cessation products and select inhalation products.
The adjusted operating loss of $132 million was primarily due to commercial investments and higher administration costs.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested $12.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products. As of December 31, 2023, PMI's smoke-free products were available for sale in 84 markets, and PMI estimates that approximately 20.8 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 37% of PMI’s total full-year 2023 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; and business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies.

PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2022, Quarterly Report on Form 10-Q for the third quarter ended September 30, 2023, and the Form 10-K for the fourth quarter and year ended December 31, 2023, which will be filed later today. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated February 8, 2024, and at www.pmi.com/2023Q4earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (2)
				Total			Cigarette			HTU			Total			HTU
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	pp Change	2023	2022	pp Change

Total (1) (2)	650.5	658.7	(1.2)	185.1	186.0	(0.5)	151.1	154.0	(1.9)	34.0	32.0	6.1	28.6	28.1	0.5	4.9	4.3	0.6

Europe
France	7.1	7.7	(7.3)	2.8	3.2	(13.7)	2.7	3.1	(13.1)	—	0.1	(40.7)	43.1	43.6	(0.5)	0.7	0.8	(0.1)
Germany (3)	16.0	16.0	(0.2)	6.6	7.1	(6.2)	5.7	5.8	(2.2)	1.0	1.3	(24.3)	38.9	39.7	(0.8)	5.6	4.7	0.9
Italy	18.2	17.8	2.5	10.6	10.2	4.0	6.5	6.4	2.0	4.1	3.8	7.5	54.7	54.3	0.4	19.0	15.4	3.6
Poland	13.1	12.8	2.3	5.6	5.1	10.6	4.3	4.1	6.5	1.3	1.0	27.8	42.8	39.6	3.2	9.6	7.7	1.9
Spain	10.6	10.6	(0.7)	2.9	3.0	(2.5)	2.6	2.8	(6.4)	0.3	0.2	53.2	28.8	28.9	(0.1)	2.4	1.9	0.5

SSEA, CIS & MEA
Egypt	19.3	24.6	(21.8)	6.2	5.9	5.2	5.6	5.4	3.8	0.6	0.5	21.7	31.4	22.2	9.2	2.0	0.9	1.1
Indonesia	72.5	73.4	(1.2)	20.3	21.2	(4.1)	20.3	21.2	(4.1)	—	—	—	28.0	28.9	(0.9)	—	—	—
Philippines	10.7	13.0	(17.7)	5.8	7.7	(25.5)	5.7	7.6	(25.6)	0.1	0.1	(15.0)	53.7	59.4	(5.7)	0.6	0.6	—
Russia	52.4	52.1	0.6	16.5	16.1	2.4	11.4	12.0	(4.7)	5.1	4.1	23.3	31.3	31.8	(0.5)	8.3	7.8	0.5
Turkey	35.3	31.1	13.3	18.7	15.7	19.0	18.7	15.7	19.0	—	—	—	52.9	50.4	2.5	—	—	—

EA, AU & PMI DF
Australia	1.6	2.3	(32.4)	0.5	0.8	(32.9)	0.5	0.8	(32.9)	—	—	—	32.7	32.9	(0.2)	—	—	—
Japan (2)	37.8	37.8	—	13.9	16.1	(13.3)	3.9	5.0	(21.2)	10.0	11.1	(9.7)	40.0	38.0	2.0	27.6	24.4	3.2
South Korea	17.8	17.6	1.1	3.4	3.3	2.9	2.1	2.1	(2.3)	1.3	1.2	12.2	19.3	19.1	0.2	7.5	6.7	0.8

Americas
Argentina	7.1	7.8	(8.1)	4.4	4.9	(10.7)	4.4	4.9	(10.7)	—	—	—	61.7	63.5	(1.8)	—	—	—
Mexico	8.8	9.6	(8.7)	5.7	6.5	(11.6)	5.7	6.4	(11.5)	—	—	—	65.3	67.4	(2.1)	0.5	0.5	—

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted in-market sales volume share. Historical HTU adjusted in-market sales volume share: Q1, 2023 (5.4%); Q2, 2023 (5.4%); Q3 2023 (4.9%). Historical total adjusted in-market sales volume share: Q1, 2023 (39.4%); Q2, 2023 (39.2%); Q3, 2023 (38.4%);
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Years Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, %(2)
				Total			Cigarette			HTU			Total			HTU
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	pp Change	2023	2022	pp Change

Total (1) (2)	2,579.9	2,621.5	(1.6)	738.2	731.1	1.0	612.9	621.9	(1.4)	125.3	109.2	14.7	28.3	27.7	0.6	4.7	4.1	0.6

Europe
France	29.8	32.5	(8.2)	13.0	14.0	(7.3)	12.8	13.7	(7.2)	0.2	0.2	(13.1)	42.5	43.6	(1.1)	0.7	0.7	—
Germany (3)	69.0	70.3	(1.8)	26.5	28.2	(6.0)	23.3	24.8	(5.7)	3.1	3.4	(8.3)	39.0	38.9	0.1	5.3	4.0	1.3
Italy	73.3	72.8	0.7	39.7	40.8	(2.8)	27.3	28.6	(4.5)	12.4	12.3	1.1	53.9	54.1	(0.2)	17.3	14.6	2.7
Poland	56.7	55.7	1.8	23.7	21.7	9.4	18.7	17.1	9.0	5.0	4.5	10.8	41.8	38.9	2.9	8.9	8.2	0.7
Spain	43.6	44.6	(2.4)	12.9	13.6	(5.5)	11.8	12.7	(7.4)	1.1	0.9	22.6	29.3	30.0	(0.7)	2.3	1.7	0.6

SSEA, CIS & MEA
Egypt	74.0	93.6	(20.9)	24.3	21.0	15.4	23.0	20.0	14.8	1.3	1.0	26.9	32.8	22.2	10.6	1.7	0.8	0.9
Indonesia	291.6	304.0	(4.1)	83.4	86.8	(4.0)	83.4	86.8	(4.0)	—	—	—	28.6	28.6	—	—	—	—
Philippines	42.9	53.4	(19.7)	23.8	32.2	(26.2)	23.5	32.0	(26.4)	0.2	0.2	(0.9)	55.4	60.3	(4.9)	0.5	0.4	0.1
Russia	203.4	208.8	(2.6)	64.8	64.7	0.1	47.9	49.3	(2.9)	16.9	15.4	9.8	31.8	31.2	0.6	8.0	7.6	0.4
Turkey	136.5	116.8	16.9	69.0	56.1	23.0	69.0	56.1	23.0	—	—	—	50.5	48.0	2.5	—	—	—

EA, AU & PMI DF
Australia	7.2	8.9	(19.4)	2.5	3.0	(16.0)	2.5	3.0	(16.0)	—	—	—	34.8	33.4	1.4	—	—	—
Japan (2)	149.0	148.3	0.5	60.9	55.5	9.7	17.9	21.1	(15.4)	43.0	34.4	25.1	39.6	37.6	2.0	26.7	23.6	3.1
South Korea	72.0	72.6	(0.7)	14.0	13.9	0.9	8.9	9.4	(5.0)	5.1	4.5	13.1	19.5	19.2	0.3	7.1	6.2	0.9

Americas
Argentina	28.8	30.3	(5.0)	17.8	19.3	(7.9)	17.8	19.3	(7.9)	—	—	—	61.9	63.8	(1.9)	—	—	—
Mexico	30.0	32.2	(6.8)	18.9	21.0	(9.8)	18.8	20.8	(9.9)	0.1	0.1	2.4	63.1	65.2	(2.1)	0.5	0.4	0.1

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted in-market sales volume share
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%